SWK Holdings Corporation Announces 2019 Second Quarter

Financial Results

•	Total revenues of $5.7 million for the second quarter 2019 compared to $6.8 million for the second quarter 2018.

•	Consolidated net income of $4.3 million, or $0.34 per share, and non-GAAP adjusted consolidated net income of $4.3 million, or $0.33 per share for the second quarter 2019.

•	Closed one financing deploying $17.0 million with an additional $5.0 million deployed through existing portfolio company add-ons. Aggregate year-to-date capital deployment totaled $33.2 million.

•	Book value per share of $17.31 as of June 30, 2019 vs. $16.47 as of December 31, 2018.

Dallas, TX, August 12, 2019 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its second quarter 2019 financial results.

Second Quarter 2019 Highlights:

•	Reported total revenues of $5.7 million for the quarter, compared to $6.8 million for the second quarter 2018.
•	Reported non-GAAP adjusted consolidated net income of approximately $4.3 million, or $0.33 per diluted share, for the quarter, as compared to $5.6 million, or $0.43 per diluted share, for the second quarter 2018.
•	Total income producing assets (defined as finance receivables and corporate debt securities) were approximately $169.7 million as of June 30, 2019, compared to $167.1 million as of December 31, 2018.

“During the quarter, SWK celebrated the seventh anniversary of the launch of our life science specialty finance business. Since the quarter ended June 30, 2012, we have doubled our book value per share, generating an approximate 11 percent annual CAGR in the BVPS over that time span. Our strategy has produced solid returns for our shareholders in 2019, with the portfolio generating nearly $1.00 per share in cash flow from operations during the first six months of the year,” stated Winston Black, Chief Executive Officer of SWK. “Consistent with our prior comments regarding our opportunity set, our pipeline remains robust with highly attractive opportunities. We look forward to announcing the closing of further value-creating transactions over the balance of the year.”

Note:

•	All references to growth rate percentages and shares compare the results for the period to those of the comparable prior year period.

•	The Company reports its financial results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

•	Non-GAAP adjusted consolidated net income and its components and Non-GAAP adjusted basic and diluted EPS are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, SWK stresses that these are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

Portfolio Overview

As of June 30, 2019, the Company’s total income producing assets totaled $169.7 million as compared to $167.1 million as of December 31, 2018.

(in thousands)	June 30,	December 31,
	2019	2018
Finance receivables	$169,156	$166,610
Corporate debt securities	498	532
Total income producing assets	$169,654	$167,142

Warrant Assets	3,993	2,777
Total Portfolio Balance	$173,647	$169,919

During the quarter ended June 30, 2019, the Company deployed $17.0 million via a new term loan to 4WEB Medical and $5 million through the add-ons to the Solsys Medical and BIOLASE facilities, for a total of $22 million in capital deployed during the period.

As of August 12, 2019, the Company and its partners have executed transactions with 35 different parties under its specialty finance strategy, funding an aggregate $516 million since 2012 in various financial structures across the life science sector. At the end of the second quarter, the weighted average projected effective yield of the finance receivables portfolio was 13.9 percent. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables.

Total portfolio investment activity during the three- and six-month periods ended June 30, 2019 was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Beginning portfolio	$157,978	$169,075	$169,919	$154,838
Early pay-offs	(3,500)	(8,500)	(23,500)	(8,500)
Impairment expense and provision for loan credit losses	—	—	(609)	(1,179)
Interest paid-in-kind	398	48	805	96
Investment in finance receivables	22,353	17,460	33,539	46,710
Loan discount amortization and fee accretion	(1,279)	850	(600)	1,497
Net unrealized gain (loss) on marketable investments and derivatives	740	(808)	1,021	(658)
Principal payments received on investments	(2,679)	(5,027)	(3,586)	(5,742)
Royalty paydowns	(560)	(33)	(3,538)	(14,255)
Warrant investments, net of cancellations	196	97	196	355
Ending portfolio	$173,647	$173,162	$173,647	$173,162

Update on Share Repurchase Program

On December 21, 2018, SWK’s Board of Directors authorized a $3.5 million share repurchase program, totaling up to 312,491 common shares. The authorized purchase period was December 21, 2018 through May 31, 2019.

As of May 31, 2019, the Company repurchased 222,566 shares of its common stock. Of the shares repurchased, 143,000 were repurchased under the share repurchase program at a total cost of $1.4 million, or $9.56 per share. The remaining shares were purchased via private transactions. The program terminated pursuant to its terms on May 31, 2019.

Results of Operations

Revenues

SWK generated revenues of $5.7 million and $6.8 million for the three-month period ended June 30, 2019 and June 30, 2018, respectively, which consisted of interest and fees earned on our finance receivables. The decrease in revenue is primarily due to a $3.7 million decrease in interest and fees earned on finance receivables that were either paid off or paid down since the quarter ended June 30, 2018. The revenue decrease was offset by a $2.7 million increase in interest and fees earned on new and existing finance receivables.

Provision for Credit Losses and Impairment Expense

SWK did not recognize any credit loss provision or impairment expense during the three-month periods ended June 30, 2019 and June 30, 2018.

General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses increased to $1.3 million for the three-month period ended June 30, 2019 from $1.2 million for the three-month period ended June 30, 2018, which was primarily due to an increase in the performance-based bonus accrual.

Other Income (Expense), Net

Other income for the three-month period ended June 30, 2019 reflected a net fair market value gain of $0.7 million on our warrant derivatives. Other income for the three-month period ended June 30, 2018, reflected a net fair market value loss of $0.2 million on our warrant derivatives and a net fair market value loss of $0.5 million on our equity securities.

Income Tax Expense

SWK recognized deferred income tax expense of $0.7 million and $1.1 million during the three-month periods ended June 30, 2019 and June 30, 2018, respectively. The decrease in deferred income tax expense was primarily due to the change in fair value of our warrant assets and equity securities, which created a lower effective tax rate for the three-month period ended June 30, 2019.

Liquidity and Capital Resources

As of June 30, 2019, SWK held $27.4 million in cash and cash equivalents, compared to $20.2 million in cash and cash equivalents as of December 31, 2018. The primary driver of the net increase in our cash balance was $43.7 million of interest, fees, and principal payments generated by our finance receivables, which includes $27.7 million received from the payoff of two terms loans. The increase in our cash balance was offset by $32.3 million, net of origination costs and fees, of new and add-on investment funding.

As of June 30, 2019, SWK had $17.4 million of unfunded commitments outstanding.

Adjusted Net Income

Net income in accordance with GAAP for the three-month period ended June 30, 2019, was $4.3 million, or $0.34 per diluted share. The table below eliminates provisions for income taxes, and non-cash mark-to-market changes on warrant assets and SWK’s warrant.

The following tables provide a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three- and six-month periods ended June 30, 2019 and June 30, 2018:

(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Consolidated net income	$4,327	$3,668	$10,886	$7,312
Plus: income tax (benefit) expense	674	1,142	1,785	2,095
Subtract: gain (loss) on fair market value of equity securities	—	(541)	—	(664)
Subtract: gain (loss) on fair market value of warrant assets	748	(238)	1,006	61
Adjusted income before provision for income taxes	4,253	5,589	11,665	10,010
Adjusted provision for income taxes	—	—	—	—
Non-GAAP adjusted consolidated net income	$4,253	$5,589	$11,665	$10,010
Non-GAAP adjusted basic income per share	$0.33	$0.43	$0.90	$0.77
Non-GAAP adjusted diluted income per share	$0.33	$0.43	$0.90	$0.77
Weighted Average Shares - Basic	12,900	13,059	12,903	13,056
Weighted Average Shares - Diluted	12,903	13,063	12,906	13,060

In the presentation above, management has deducted the following non-cash items: (i) fair-market value of warrants as mark to market changes are non-cash, and (ii) income taxes as the Company has substantial net operating losses to offset against future income.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

Derived from unaudited financial statements

	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$27,373	$20,227
Interest receivable	2,179	2,195
Finance receivables, net	169,156	166,610
Corporate debt securities	498	532
Deferred tax asset	20,899	22,684
Warrant assets	3,993	2,777
Other assets	570	637
Total assets	$224,668	$215,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,305	$2,592
Warrant liability	28	13
Total liabilities	1,333	2,605

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,904,399 and 12,933,674 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	13	13
Additional paid-in capital	4,431,891	4,432,499
Accumulated deficit	(4,208,569)	(4,219,455)
Total stockholders’ equity	223,335	213,057
Total liabilities and stockholders’ equity	$224,668	$215,662

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

Derived from unaudited financial statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Finance receivable interest income, including fees	$5,654	$6,764	$15,045	$13,581
Other	1	3	2	7
Total revenues	5,655	6,767	15,047	13,588
Costs and expenses:
Provision for credit losses	—	—	609	1,179
Interest expense	78	2	180	2
General and administrative	1,324	1,176	2,593	2,397
Total costs and expenses	1,402	1,178	3,382	3,578
Other income (expense), net
Unrealized net gain (loss) on warrants	748	(238)	1,006	61
Unrealized net loss on equity securities	—	(541)	—	(664)
Income before provision for income taxes	5,001	4,810	12,671	9,407
Provision for income taxes	674	1,142	1,785	2,095
Consolidated net income	$4,327	$3,668	$10,886	$7,312
Net income per share
Basic	$0.34	$0.28	$0.84	$0.56
Diluted	$0.34	$0.28	$0.84	$0.56
Weighted Average Shares
Basic	12,900	13,059	12,903	13,056
Diluted	12,903	13,063	12,906	13,060

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Derived from unaudited financial statements

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Consolidated net income	$10,886	$7,312
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan credit losses	609	1,179
Amortization of debt issuance costs	93	—
Deferred income taxes	1,785	2,095
Change in fair value of warrants	(1,006)	(61)
Change in fair value of equity securities	—	664
Loan discount amortization and fee accretion	483	(1,727)
Interest paid-in-kind	(805)	(96)
Stock-based compensation	190	140
Interest income in excess of cash received	(82)	(125)
Other	3	8
Changes in operating assets and liabilities:
Interest receivable	16	53
Other assets	(26)	(19)
Accounts payable and other liabilities	(1,287)	(334)
Net cash provided by operating activities	10,859	9,089

Cash flows from investing activities:
Investment in finance receivables	(33,539)	(46,710)
Repayment of finance receivables	30,590	28,458
Corporate debt security principal payment	34	39
Other	—	(4)
Net cash used in investing activities	(2,915)	(18,217)

Cash flows from financing activities:
Repurchases of common stock, including fees and expenses	(798)	—
Debt issuance costs	—	(148)
Net cash used in financing activities	(798)	(148)

Net increase (decrease) in cash and cash equivalents	7,146	(9,276)
Cash and cash equivalents at beginning of period	20,227	30,557
Cash and cash equivalents at end of period	$27,373	$21,281

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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